Exhibit 99.2
( BW)(COREL)(CREL)(CRE.TO) Corel Announces Executive Appointments
Chief Operating Officer and President, Digital Media to Play Key
Roles Driving Global Expansion and Growth
     Business Editors
     OTTAWA—(BUSINESS WIRE)—April 19, 2007—Corel Corporation (NASDAQ:CREL)(TSX:CRE), a leading developer of graphics, productivity and digital media software, today announced the appointment of Randy Eisenbach, formerly Chief Operating Officer, to the position of President and General Manager, Digital Media. The Company also announced today that Patrick Morley, formerly Executive Vice President, Sales and Marketing for the Americas, has been appointed to the position of Chief Operating Officer.
     With the InterVideo acquisition complete and the major integration activities progressing as planned, Corel has formed a new Digital Media business which will be lead by Mr. Eisenbach. Prior to joining Corel, Mr. Eisenbach held senior leadership positions at multinational firms including Enseo and 3dfx Interactive. Most recently, he played a key role leading Corel’s integrations of InterVideo, Jasc and WinZip.
     Corel’s Digital Media business unit will include product management and strategy, product marketing and software development teams for Corel’s complete portfolio of digital media technologies and products, including Corel(R) Paint Shop Pro(R), Snapfire™, WinDVD(R), Ulead DVD Movie Factory(R), Ulead VideoStudio(R), PhotoImpact(R) and Photo Express(R). With software research and development sites in the US, Canada, Taiwan and China, Corel’s digital media business is well positioned to capitalize on the growing demand for high quality digital photos, video and audio and the increasing adoption of digital cameras, camcorders and high definition enabled devices.
     To further support the Company’s growth objectives, Patrick Morley will assume expanded responsibilities as Corel’s Chief Operating Officer. In this role, Mr. Morley will be responsible for driving operational efficiency and alignment across the Company’s global sales, marketing and operations functions. He will have direct responsibility for Corel’s customer-facing units in EMEA, Asia and the Americas, as well as the Company’s global marketing function. As COO, Mr. Morley will continue to build the Company’s capacity for expansion and growth through acquisition.
     “I am delighted to have such experienced and capable leaders driving these key areas of Corel’s business,” said David Dobson, CEO of Corel Corporation. “Both Randy and Patrick bring significant industry insight and expertise to their roles, based on years of global experience in the high tech and software industry. Each has played an important part in transforming Corel into a focused and successful global software company. With the industry’s broadest portfolio of digital media software and established product lines in graphics and productivity, Corel is well positioned to leverage our global sales, marketing and distribution platform to capitalize on the market opportunities ahead.”
     About Corel Corporation
     Corel is a leading developer of graphics, productivity and digital media software with more than 100 million users worldwide. The Company’s product portfolio includes some of the world’s most popular and widely recognized software brands including CorelDRAW(R) Graphics

Suite, Corel(R) Paint Shop Pro(R), Corel(R) Painter™, Corel DESIGNER(R), Corel(R) WordPerfect(R) Office, WinZip(R) and iGrafx(R). In 2006, Corel acquired InterVideo, makers of WinDVD(R) , and Ulead, a leading developer of video, imaging and DVD authoring software. Designed to help people become more productive and express their creative potential, Corel’s software strives to set a higher standard for value with full-featured products that are easier to learn and use. The industry has responded with hundreds of awards recognizing Corel’s leadership in software innovation, design and value.
     Corel’s products are sold in more than 75 countries through a well-established network of international resellers, retailers, original equipment manufacturers, online providers and Corel’s global websites. The Company’s headquarters are located in Ottawa, Canada with major offices in the United States, United Kingdom, Germany, China and Japan. Corel’s stock is traded on the NASDAQ under the symbol CREL and on the TSX under the symbol CRE.
     (C) 2007 Corel Corporation. All rights reserved. Corel, Paint Shop Pro, WinDVD, InterVideo, Ulead, Ulead DVD Movie Factory, Ulead VideoStudio, PhotoImpact, Photo Express and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product names and any registered and unregistered trademarks mentioned are used for identification purposes only and remain the exclusive property of their respective owners.
     CRELF

CONTACT:	Corel Corporation
Catherine Hughes, 613-728-0826 ext. 1659 (Press)
catherine.hughes@corel.com
or
The Blueshirt Group
Todd Friedman, 415-217-7722 (Investor Relations)
todd@famapr.com